Exhibit 10.1

2014 Bonus Awards
Name and Title	Bonus Target*	Goal Percentage Achieved	Bonus Target Achieved*	2014 Salary	Total Cash Bonus Awarded
Charles J. Link, Jr., M.D.	60%	150%	90%	$573,200	$515,880
Chairman of the Board and Chief
Executive and Scientific Officer
Nicholas N. Vahanian, M.D.	50%	150%	75%	$453,600	$340,200
President and Chief Medical Officer
Gordon H. Link, Jr.	35%	75%	26.25%	$295,200	$77,490
Chief Financial Officer (1)
W. Jay Ramsey, M.D., Ph.D.	35%	150%	52.5%	$312,200	$163,905
Clinical and Regulatory Affairs Officer
Brian Wiley	30%	150%	45%	$262,500	$118,125
Vice President of Business Development

* Bonus Targets listed as percentage of 2014 Base Salary

(1) Mr. Gordon Link's employment was terminated on September 30, 2014. His separation agreement provided that he would be paid a prorated bonus equal to 75% of his target bonus for the year.